CONSULTING AGREEMENT II

         THIS CONSULTING AGREEMENT (the "Agreement") is effective as of May 1, 1998, between Health Fitness Corporation (the "Company"), located at 3500 West 80th Street, Suite 130, Bloomington, Minnesota 55431 and Charles E. Bidwell (the "Consultant"), residing at 835 Windjammer Lane, Mound, Minnesota 55364.

                                    RECITALS:

         WHEREAS, the Company wishes to provide for the services of Consultant to perform certain financial, accounting and other responsibilities for the Company for the term and on the conditions here set forth; and

         WHEREAS, Consultant desires to be assured of certain payments from the Company for Consultant's services during the term and,

         WHEREAS, Company desires protection of Company's confidential business and technical information which has been developed by the Company in recent years at substantial expense.

         NOW, THEREFORE, in consideration of the mutual promises here contained, the Company and Consultant each intend to be legally bound, covenant and agree as follows:

1. Termination of Previous Agreement and Consulting Agreement. The parties agree that the Consulting Agreement dated April 1, 1997 is terminated effective April 30, 1998. Upon the terms and conditions set forth in this Agreement, the Company hires the Consultant to perform certain functions as set forth in Section 2.

2. Duties. Consultant shall design a Management Reporting System, shall assist in a recapitalization of the Company, and shall perform certain duties until a Chief Financial Officer of the Company is hired, and such other duties as may, from time to time, be negotiated between the Consultant and the President or the Board of Directors of the Company.

3. Term. Consultant's relationship shall commence on the above date and continue until: (a) one year after the date the Company gives written notice of termination to the Consultant or (b) ninety days after the Consultant gives written notice of termination to the Consultant.

4.       Payments to Consultant.

         (a) Fees. For services rendered under this Agreement, Company shall pay Consultant fees at a monthly rate of $14,500. The Consultant shall not be eligible for any benefits of the Company. During the term of this Agreement, Consultant shall be expected to perform services for the Company for approximately fifteen working days per month, which shall be adjusted by mutual agreement of the parties.


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         (b)      Additional   Fees.  The  Consultant   shall  be  eligible  for
                  additional fees for each year this Agreement is in effect, which shall be calculated on a calendar year basis and paid by March 31st of each year. The additional fees shall be based upon a comparison of the Company's actual pre-tax profits (not including any bonus paid to Loren Brink or Consultant) ("PTP") with the Company's budgeted pre-tax profits (not including any bonus budgeted for Loren Brink or Consultant) ("BPTP"). The bonus shall be paid in accordance with the following formula:

                  o If Company's PTP = 90% of BPTP, then the additional fee shall be 25% of $174,000.

                  o If Company's PTP = 100% of BPTP, then the additional fee shall be 35% of $174,000.

                  o If Company's PTP = 120% of BPTP, then the additional fee shall be 55% of $174,000.

                  PTP's between 90% and 120% shall result in prorated fees.

5. Business Expenses. The Consultant shall bill the Company and the Company shall pay to Consultant all business expenses incurred by the Consultant in performing his duties for the Company. For purposes of business travel expenses, Consultant's office in Hamel, Minnesota shall be considered Consultant's office and Consultant shall be paid mileage for trips between Hamel and Company's office in Bloomington, Minnesota.

6.       Confidential Information.

         (a) For purposes of this Section 6, the term "Confidential Information" means information which is not generally known and which is proprietary to the Company, including: (i) trade secret information about Company and its services; and (ii) information relating to the business of Company as conducted at any time within the previous two years or anticipated to be conducted by Company, and to any of its past, current or anticipated products, including, without limitation, information about Company's research, development, services, purchasing, accounting, engineering, marketing, selling, leasing or servicing. All information which Consultant has a reasonable basis to consider Confidential Information or which is treated by Company as being
         Confidential Information shall be presumed to be Confidential Information, whether originated by Consultant, or by others, and without regard to the manner in which Consultant obtains access to such information.

         (b) Consultant will not during the term of this Agreement and following expiration or termination of this Agreement, use or disclose any Confidential Information to any person not employed by Company without the prior authorization of Company and will use reasonably prudent care to safeguard, protect and to prevent the unauthorized disclosure of, all of such Confidential Information.


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7.       Inventions.

         (a) For purposes of this Section 7, the term "Inventions" means discoveries, improvements and ideas (whether or not in writing or reduced to practice) and works of authorship, whether or not patentable or copyrightable: (1) which relate directly to the business of Company, or to Company's actual or demonstrably anticipated research or development; (2) which result from any work performed by Consultant for Company; (3) for which equipment, supplies, facilities or trade secret information of Company is utilized; or (4) which were conceived or developed during the time Consultant was obligated to perform the duties described in Section 2.

         (b) Consultant agrees that all Inventions made, authored or conceived by Consultant, either solely or jointly with others, during the term of this Agreement, shall be the sole and exclusive property of Company.
         Upon termination of this Agreement, Consultant shall turn over to a designated representative of Company all property in Consultant's possession and custody belonging to Company. Consultant shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs or other documents relating in any way to the affairs of Company which came into Consultant's possession at any time during the term of this Agreement.

         (c) Consultant will promptly upon request by Company fully disclose to Company in writing any Inventions. Consultant will assign (and by this Agreement, hereby assigns) to Company all of Consultant's rights to Inventions, and to applications for patents or copyrights in all countries and to patents and copyrights granted in all countries. Upon the request of Company, Consultant will apply for such United States or foreign patents or copyrights as Company may deem desirable, and Consultant will do any and all acts necessary in connection with such applications for patents or copyrights, or assignments, in order to establish in Company the entire right, title and interest in and to such patents or copyrights. If Consultant renders assistance to Company under this Section 7(c) after termination of this Agreement, Company shall pay a reasonable fee as determined by Company for Consultant's time and expenses.

8. No Adequate Remedy. The parties declare that is impossible to measure in money the damages which will accrue to either party by reason of a failure to perform any of the obligations under this Agreement. Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, such person against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such party has an adequate remedy at law.

9. Indemnification Company shall indemnify Consultant for all expenses incurred by Consultant, including any judgments, or claims, and including reasonable attorney expenses and other expenses, for any matter arising out of or related to Consultant's actions or failure to act on behalf of the Company, to the extent permitted by Minn. Stat. Section 302A.559.


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10.      Miscellaneous.

         (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of all successors and assigns of the Company, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of Company and shall only be assignable under the foregoing circumstances and shall be deemed to be materially breached by Company if any such successor or assign does not absolutely and unconditionally assume all of Company's obligations to Consultant hereunder. Any such successor or assign shall be included in the term "Company" as used in this Agreement. Consultant may not assign his rights and obligations hereunder, except that Consultant's rights and obligations to receive fees and expenses pursuant to Sections 4 and 5 may be assigned by will or by operation of law to Consultant's estate or legal representative.

         (b) Notices. All notices, requests and demands shall be in writing and be delivered or mailed to any such party at its address which:

         (i)      In the case of Company shall be:

                  HEALTH FITNESS CORPORATION.
                  3500 West 80th Street, Suite 130
                  Minneapolis, Minnesota 55431


         (ii) In the case of the Consultant shall be:

                  MR. CHARLES E. BIDWELL
                  835 Windjammer Lane
                  Mound, Minnesota 55364

         Either party may by notice designate a change of address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the fifth business day thereafter, or when it is actually received, whichever is sooner.

         (c) Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

         (d) Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota and any legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, with each of the parties consenting to the exclusive jurisdiction of said courts for this purpose.

         (e) Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         (f) Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any right or remedy granted hereby or by any related document or by law.

         (g) Modification. This Agreement may not be, and shall not be, modified or amended except by a written instrument signed by both parties hereto.

         (h) No Conflict in a Business. Consultant agrees that he will not, during the term of this Agreement, transact business with the Company personally, or as an agent, owner, partner, shareholder of any other entity; provided, however, Consultant may enter into any business transaction that is, in the opinion of the Compensation Committee of the Company's Board of Directors, reasonable, prudent or beneficial to the Company, so long as any such business transaction is at arms-length as though between independent and prudent individuals and is ratified and approved by a majority of the members of the Compensation Committee of the Company's Board of Directors.

         (i) Entire Agreement. This Agreement constitutes the entire Agreement and understanding between the parties hereto in reference to all the matters herein agreed upon; provided, however, that this Agreement shall not deprive Consultant of any other rights Consultant may have now, or in the future, pursuant to law.

         (j) Counterparts. This Agreement shall be executed in at least two counterparts, each of which shall constitute an original, but both of which, when taken together, will constitute one in the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered this _____ day of June, 1998 to be effective as of the day and year first above written.



HEALTH FITNESS CORPORATION


By: /s/ Loren S. Brink
Its:   President


CONSULTANT


/s/ Charles E. Bidwell
Charles E. Bidwell